Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.

Reports Third Quarter 2012 Results

Third Quarter 2012 Highlights:

•	Total revenues of $94.2 million

•	Net income per unit of $0.48

•	Distributable cash flow of $65.1 million

•	Distribution of $0.55 per unit

•	Metallurgical production accounted for 33% of production and 44% of coal royalty revenues for the first nine months

HOUSTON, November 5, 2012 – Natural Resource Partners L.P. (NYSE:NRP) today reported revenues of $94.2 million, and net income per unit of $0.48 for the third quarter 2012. In addition, NRP reported distributable cash flow, a non-GAAP measure, of $65.1 million.

“In spite of a weak coal market, compared to the second quarter 2012, production from NRP’s lessees increased in the third quarter by 11% and coal royalty revenues by 12%, as we exceeded our expectations,” said Nick Carter, President and Chief Operating Officer.

Third Quarter 2012 Compared to Second Quarter 2012

	3Q12	2Q12
Highlights	(in thousands, except per ton and per unit)		%Change
Total revenues	$94,175	$90,664	4%
Coal production	13,340	11,982	11%
Coal royalty revenues	$70,259	$62,878	12%
Average coal royalty revenue per ton	$5.27	$5.25	0%
Revenues other than coal royalty	$23,916	$27,786	-14%
Net income to limited partners	$50,961	$48,939	4%
Net income per unit	$0.48	$0.46	4%
Average units outstanding	106,028	106,028	0%
Distributable cash flow(1)	$65,063	$70,653	-8%

(1)	See Non-GAAP reconciliation

NRP Reports 3Q12 Results	Page 2 of 13

Revenues

Total revenues for the third quarter increased 4% over the second quarter 2012 to $94.2 million, driven by an 11% increase in coal production. Coal royalty revenues increased $7.4 million, or 12%, while average coal royalty revenue per ton remained virtually flat. In the third quarter, NRP saw increases in production in every region but the Illinois Basin, which was flat. Increases in metallurgical coal production in Southern Appalachia more than offset the declines in both Central and Northern Appalachia metallurgical coal production, and metallurgical prices in Southern Appalachia were significantly higher than Northern and Central Appalachia. In addition to the more than $1.2 million increase in metallurgical coal revenues, steam coal revenues increased $6.2 million with increases in every region except Northern Appalachia. NRP experienced significantly higher production and revenues in the Northern Powder River Basin due to more coal being shipped from NRP properties as well as a periodic sales price adjustment with our lessee’s customer. With respect to revenues other than coal royalty, NRP saw decreases in infrastructure fees of $1.7 million, $1.4 million of which was related to a preparation plant sold in July, and a $2.8 million decrease in oil and gas royalties mainly due to three lease bonus payments, received in the second quarter, on oil and gas totaling $2.6 million.

Operating Expenses

Total operating costs and expenses for the third quarter of 2012 increased $1.4 million to $28.5 million over the second quarter mainly due to increased general and administrative costs and higher property and franchise taxes.

Net income

Net income to the limited partners for the third quarter 2012 totaled $51.0 million, or $0.48 per unit, compared to the second quarter 2012 net income of $48.9 million or $0.46 per unit.

Distributable cash flow

Distributable cash flow decreased $5.6 million, or 8%, to $65.1 million mainly due to working capital changes. In the second quarter NRP received more advance minimums and had higher collections of accounts receivable.

NRP Reports 3Q12 Results	Page 3 of 13

	Quarter Ended			Nine Months Ended
	September	September	%	September	September	%
Highlights	2012	2011	Change	2012	2011	Change
	(in thousands except per unit, per ton and %)
Revenues
Total revenues	$94,175	$103,164	-9%	$276,711	$284,548	-3%
Coal production	13,340	13,135	2%	37,437	37,109	1%
Coal royalty revenues	$70,259	$74,976	-6%	$193,053	$211,583	-9%
Average coal royalty revenue per ton	$5.27	$5.71	-8%	$5.16	$5.70	-9%
Revenues other than coal royalties	$23,916	$28,188	-15%	$83,658	$72,965	15%

Net income (loss)
Net income (loss) to limited partners	$50,961	$(29,948)	NM	$150,183	$69,510	116%
Net income (loss) per unit	$0.48	$(0.28)	NM	$1.42	$0.66	115%
Average units outstanding	106,028	106,028	0%	106,028	106,028	0%

Net income before considering the impairment (1)
Net income to limited partners	50,961	59,166	-14%	150,183	158,624	-5%
Net income per unit	$0.48	$0.56	-14%	$1.42	$1.50	-5%

Distributable cash flow(1)	$65,063	$76,442	-15%	$172,143	$200,363	-14%

(1)	See Non-GAAP reconciliation

Revenues

Third Quarter

Total revenues for the third quarter of $94.2 million decreased 9%, or $9.0 million from the third quarter 2011 mainly due to decreases in coal royalty revenue and oil and gas royalties.

Coal royalty revenue decreased $4.7 million, while production rose modestly from the third quarter 2011. This decline in revenues reflects the $0.44 per ton decrease realized in the combined average royalty revenue per ton. Most of the change relates to reductions in both price and production in Central Appalachia, where production declined 816,000 tons and prices realized per ton decreased $0.85. These declines were partially offset by the significant increase in both production and price in Southern Appalachia, where sales from the Oak Grove metallurgical mine resumed after damage to the preparation plant last year.

Revenues other than coal royalty decreased $4.3 million mainly due to decreases in oil and gas revenues and coal processing fees, partially offset by increases in other revenue. Coal processing fees decreased $2.3 million due to reduced throughput and prices in Central Appalachia, as well as a small portion due to the sale of a preparation plant in the third quarter of 2012. Oil and gas revenues decreased $3.8 million mainly due to lower gas production and significantly lower natural gas prices. Other revenue increased $3.6 million primarily due to a gain on the sale of a preparation plant.

NRP Reports 3Q12 Results	Page 4 of 13

Nine Months

Total revenues for the first nine months decreased 3% over the 2011 period to $276.7 million. While coal royalty revenues declined approximately 9%, or $18.5 million, due to $0.54 per ton lower coal royalty realizations; other revenues increased $10.7 million, which helped partially offset that decline. The lower realizations per ton resulted from lower prices received in Appalachia on both thermal and metallurgical coal, as well as new production in Northern Appalachia from an older lease that has a much lower royalty rate. Metallurgical coal accounted for 33% of NRP’s production and 44% of its coal royalty revenues for the first nine months of 2012 compared to 35% of production and 45% of coal royalty revenues in 2011.

Revenues other than coal royalty revenues increased $10.7 million from the first nine months of 2011 to $83.7 million mainly due to the following:

•	$9.6 million minimum recognized as revenue in the first quarter on the Gatling Ohio property,

•	$4.6 million increase in gains on property sales ,

•	$1.8 million increase in transportation fees associated with Illinois Basin production,

•	$3.3 million decrease in coal processing fees from lower throughput in Central Appalachia as well as the lost volumes associated with the plant sold,

•	$3.3 million decrease in oil and gas royalties mainly due to lower natural gas price realizations and slightly lower production.

Operating Expenses

Third Quarter

Total operating costs and expenses for the third quarter 2012 totaled $28.5 million compared to the $121.0 million reported in the 2011 quarter. The third quarter 2011 costs and expenses included an impairment charge of $90.9 million. Excluding the impairment, costs and expenses declined $1.5 million between quarters. The decrease was associated with $5.3 million lower depreciation, depletion and amortization due to production in 2012 on properties with lower basis, and the third quarter 2011 included $2.8 million associated with assets that have either been sold or impaired, partially offset by a $2.7 million increase in general and administrative expenses.

Nine Months

Total operating costs and expenses for the first nine months of 2012 were $82.8 million, down $4.1 million from 2011, after excluding the $90.9 million impairment. Lower depreciation, depletion and amortization partially offset by higher property, franchise and other taxes and slightly higher general and administrative expense accounted for the decrease.

Net income

Third Quarter

Net income to the limited partners totaled $51.0 million compared to the loss of $29.9 million shown in the third quarter 2011, which included the impairment. Excluding the impairment, net income to the limited partners was down $8.2 million from the 2011 third quarter, primarily due to lower coal royalty revenues.

NRP Reports 3Q12 Results	Page 5 of 13

Net income per unit was $0.48 compared to a loss of $0.28 per unit reported in 2011. Excluding the impairment in 2011, the net income per unit for the third quarter 2011 was $0.56.

Nine Months

Net income attributable to the limited partners for the first nine months of 2012 was $150.2 million, or $1.42 per unit, compared with $0.66 per unit reported in the third quarter 2011, or $1.50 per unit excluding the impairment.

Distributable cash flow

Third Quarter

Third quarter distributable cash flow of $65.1 million was $11.4 million lower than the third quarter of 2011, mainly due to lower revenues and a $5.4 million increase in the reserve for future principal payments on NRP’s senior notes.

Nine Months

Distributable cash flow for the first nine months of 2012 decreased $28.2 million to $172.1 million from 2011, primarily due to an increase in the reserve for future principal payments on NRP’s senior notes of $15.7 million and increased interest payments of $6.0 million due to increased borrowings in addition to the decreased revenues.

Market Outlook

“Both the metallurgical and thermal coal markets appear to have hit bottom. Margins are slim or non-existent for much of Central Appalachian thermal production, and metallurgical coal demand seems to be increasing globally. That having been said, we do not expect a quick recovery of either market and would expect that metallurgical coal demand will increase slowly over the next 12 months as steel production grows globally and restocking occurs,” said Nick Carter.

“Additionally we expect that 2013 will be a hard year for thermal coal producers in Central Appalachia where current large stockpiles will need to be reduced, and the situation is further exacerbated by a large number of rollover contracts for deferred coal deliveries that resulted from the weak market in 2012. While we have recently seen an increase in natural gas prices and some reversal of coal to gas switching for coal produced in the Powder River Basin and to some extent the Illinois Basin, we still expect there to continue to be some fuel switching from coal to natural gas into 2013 and beyond for Appalachian coal unless there are further increases in natural gas prices.”

NRP Reports 3Q12 Results	Page 6 of 13

Acquisitions and Liquidity

As previously announced, in the third quarter 2012 NRP completed the final $40.0 million acquisition of the Deer Run coal reserves located in the Illinois Basin.

As of September 30, 2012, NRP had $197 million in available capacity under its credit facility and approximately $122 million in cash.

Distributions

As reported on October 17, 2012, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.55 per unit to be paid on November 14, 2012 to unitholders of record as of November 5, 2012.

Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

Disclosure of Non-GAAP Financial Measures

Distributable cash flow represents cash flow from operations and proceeds from assets sales and returns on direct financing leases and contractual overrides less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the current coal market condition, borrowing capacity and any references to future guidance. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity

NRP Reports 3Q12 Results	Page 7 of 13

prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

12-18	-Financial statements follow-

NRP Reports 3Q12 Results	Page 8 of 13

Natural Resource Partners L.P.

Operating Statistics

(in thousands except per ton data)

	Quarter Ended		Nine Months Ended
	September	September	September	September
	2012	2011	2012	2011
	(unaudited)		(unaudited)
		(restated)		(restated)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$3,300	$4,731	$10,996	$14,592
Central	39,404	50,595	119,880	151,156
Southern	9,672	1,554	20,694	9,742

Total Appalachia	$52,376	$56,880	$151,570	$175,490
Illinois Basin	13,205	14,313	34,886	29,598
Northern Powder River Basin	4,493	3,622	6,264	6,135
Gulf Coast Lignite	185	161	333	360

Total	$70,259	$74,976	$193,053	$211,583

Coal royalty production (tons):
Appalachia
Northern	1,814	1,156	5,866	3,530
Central	6,590	7,406	19,632	22,756
Southern	1,159	290	2,547	1,410

Total Appalachia	9,563	8,852	28,045	27,696
Illinois Basin	2,907	3,084	7,908	7,118
Northern Powder River Basin	853	1,119	1,447	2,024
Gulf Coast Lignite	17	80	37	271

Total	13,340	13,135	37,437	37,109

Average royalty revenue per ton:
Appalachia
Northern	$1.82	$4.09	$1.87	$4.13
Central	5.98	6.83	6.11	6.64
Southern	8.35	5.36	8.12	6.91
Total Appalachia	5.48	6.43	5.40	6.34
Illinois Basin	4.54	4.64	4.41	4.16
Northern Powder River Basin	5.27	3.24	4.33	3.03
Gulf Coast Lignite	10.88	2.01	9.00	1.33
Combined average royalty revenue per ton	$5.27	$5.71	$5.16	$5.70

Aggregates:
Royalty revenues	$1,643	$2,099	$5,061	$5,030
Aggregate royalty bonus	—	—	—	94
Production	1,239	1,682	4,053	4,618
Average base royalty per ton	$1.33	$1.25	$1.25	$1.09

Oil and gas:
Royalty revenues	$1,246	$5,059	$6,712	$10,047

NRP Reports 3Q12 Results	Page 9 of 13

Natural Resource Partners L.P.

Consolidated Statements of Income

(in thousands, except per unit data)

	Quarter Ended		Nine Months Ended
	September	September	September	September
	2012	2011	2012	2011
	(unaudited)		(unaudited)
		(restated)		(restated)
Revenues:
Coal royalties	$70,259	$74,976	$193,053	$211,583
Aggregate royalties	1,643	2,099	5,061	5,124
Processing fees	1,641	3,967	6,905	10,229
Transportation fees	5,007	4,765	14,361	12,608
Oil and gas royalties	1,246	5,059	6,712	10,047
Property taxes	3,602	2,974	11,421	9,563
Minimums recognized as revenue	1,096	2,429	13,748	5,456
Override royalties	3,359	4,131	11,998	10,666
Other	6,322	2,764	13,452	9,272

Total revenues	94,175	103,164	276,711	284,548
Operating costs and expenses:
Depreciation, depletion and amortization	14,485	19,819	42,066	51,576
Asset impairments	—	90,932	—	90,932
General and administrative	8,225	5,521	24,204	22,156
Property, franchise and other taxes	4,853	3,915	13,640	10,918
Transportation costs	446	540	1,446	1,531
Coal royalty and override payments	523	233	1,396	700

Total operating costs and expenses	28,532	120,960	82,752	177,813

Income (loss) from operations	65,643	(17,796)	193,959	106,735
Other income (expense)
Interest expense	(13,677)	(12,779)	(40,815)	(35,795)
Interest income	35	16	104	40

Income (loss) before non-controlling interest	$52,001	$(30,559)	$153,248	$70,980

Less non-controlling interest	—	—	—	51

Net income (loss)	$52,001	$(30,559)	$153,248	$70,929

Net income (loss) attributable to:
General partner	$1,040	$(611)	$3,065	$1,419

Limited partners	$50,961	$(29,948)	$150,183	$69,510

Basic and diluted net income (loss) per limited partner unit:	$0.48	$(0.28)	$1.42	$0.66

Weighted average number of units outstanding:	106,028	106,028	106,028	106,028

Comprehensive income (loss)	$52,015	$(30,545)	$153,285	$70,968

NRP Reports 3Q12 Results	Page 10 of 13

Natural Resource Partners L.P.

Consolidated Statements of Cash Flow

(in thousands, except per unit data)

	Quarter Ended		Nine Months Ended
	September	September	September	September
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$52,001	$(30,559)	$153,248	$70,929
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	14,485	19,819	42,066	51,576
Asset Impairments	—	90,932	—	90,932
Gain on sale of assets	(4,715)	(1,058)	(8,823)	(1,058)
Gain on reserve swap	—		—	(2,990)
Non-cash interest charge, net	153	225	453	493
Non-controlling interest	—		—	51
Change in operating assets and liabilities:
Accounts receivable	(5,185)	(8,985)	666	(12,770)
Other assets	345	24	369	556
Accounts payable and accrued liabilities	493	698	1,055	213
Accrued interest	(2,613)	(3,578)	(2,771)	(1,710)
Deferred revenue	5,316	12,022	11,867	24,541
Accrued incentive plan expenses	1,717	1,116	(3,544)	(14)
Property, franchise and other taxes payable	(132)	(1,014)	(714)	(2,427)

Net cash provided by operating activities:	61,865	79,642	193,872	218,322

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(40,010)	(8,241)	(134,463)	(107,509)
Acquisition or construction of plant and equipment	(189)		(681)	(325)
Proceeds from sale of assets	14,762	4,500	15,047	5,500
Return on direct financing lease and contractual override	1,495	—	2,399	—
Acquisition of contracts	—	—	(59,009)	—

Net cash used in investing activities	(23,942)	(3,741)	(176,707)	(102,334)

Cash flows from financing activities:
Proceeds from loans	30,000	—	103,000	335,000
Repayment of loans	(7,692)	(7,693)	(30,800)	(210,519)
Deferred financing costs	—	(1,722)	—	(2,774)
Payment of obligation related to acquisitions	—	(3,600)	(500)	(7,625)
Costs associated with equity transactions	(59)	(1)	(59)	(141)
Distributions to partners	(59,727)	(58,478)	(181,309)	(175,323)

Net cash provided by (used in) financing activities	(37,478)	(71,494)	(109,668)	(61,382)

Net increase (decrease) in cash and cash equivalents	445	4,407	(92,503)	54,606
Cash and cash equivalents at beginning of period	121,974	145,705	214,922	95,506

Cash and cash equivalents at end of period	$122,419	$150,112	$122,419	$150,112

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$16,137	$16,215	$43,113	$37,074

Non-cash activities:
Non-controlling interest	$—	$—	$—	$373
Obligation related to purchase of reserves and infrastructure	$—	$—	$—	$4,100
Notes receivable related to sale of asset	$1,808		$1,808

NRP Reports 3Q12 Results	Page 11 of 13

Natural Resource Partners L.P.

Consolidated Balance Sheets

(in thousands, except for unit information)

	September 30,	December 31,
	2012	2011
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$122,419	$214,922
Accounts receivable, net of allowance for doubtful accounts	36,761	30,923
Accounts receivable - affiliates	10,077	10,138
Other	218	832

Total current assets	169,475	256,815
Land	24,515	24,534
Plant and equipment, net	33,968	46,185
Coal and other mineral rights, net	1,352,800	1,257,501
Intangible assets, net	71,900	75,164
Loan financing costs, net	4,430	4,846
Long-term contracts receivable - affiliates	55,741	—
Other assets, net	849	604

Total assets	$1,713,678	$1,665,649

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$3,223	$2,366
Accounts payable - affiliates	573	375
Obligation related to acquisitions	—	500
Current portion of long-term debt	87,230	30,801
Accrued incentive plan expenses - current portion	7,585	8,374
Property, franchise and other taxes payable	5,602	6,316
Accrued interest	7,990	10,761

Total current liabilities	112,203	59,493
Deferred revenue	123,689	113,303
Accrued incentive plan expenses	8,915	11,670
Long-term debt	852,039	836,268
Partners’ capital:
Common units outstanding (106,027,836)	604,430	629,253
General partner’s interest	10,013	10,517
Non-controlling interest	2,845	5,638
Accumulated other comprehensive loss	(456)	(493)

Total partners’ capital	616,832	644,915

Total liabilities and partners’ capital	$1,713,678	$1,665,649

NRP Reports 3Q12 Results	Page 12 of 13

Natural Resource Partners L.P.

Reconciliation of GAAP Financial Measurements

to Non-GAAP Financial Measurements

(in thousands)

Reconciliation of GAAP “Net cash provided by operating activities”

to Non-GAAP “Distributable cash flow”

	Quarter Ended		Nine Months Ended
	September	September	September	September
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net cash provided by operating activities	$61,865	$79,642	$193,872	$218,322
Less scheduled principal payments	(7,692)	(7,692)	(30,800)	(31,518)
Less reserves for future scheduled principal payments	(13,059)	(7,700)	(39,175)	(23,459)
Add reserves used for scheduled principal payments	7,692	7,692	30,800	31,518
Return on direct financing lease and contractual override	1,495	—	2,399	—
Proceeds from sale of assets	14,762	4,500	15,047	5,500

Distributable cash flow	$65,063	$76,442	$172,143	$200,363

NRP Reports 3Q12 Results	Page 13 of 13

Reconciliation of GAAP “Total operating costs and expenses”

to Non-GAAP “Total operating costs and expenses before considering the impairment”

	Quarter Ended		For the Nine Months Ended
	September	September	September	September
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating costs
Total operating costs as reported	$28,532	$120,960	$82,752	$177,813
Impairments	$—	$(90,932)	$—	$(90,932)
Total operating costs before considering the impairment	$28,532	$30,028	$82,752	$86,881

Reconciliation of GAAP “Net income attributable to the limited partners”

to Non-GAAP “Net income attributable to the limited partners before considering the impairment”

	Quarter Ended		For the Nine Months Ended
	September	September	September	September
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net income (loss) attributable to the limited partners
Net income (loss) as reported	$52,001	$(30,559)	$153,248	$70,929
Impairments	$—	$90,932	$—	$90,932
Net income before considering the impairment	$52,001	$60,373	$153,248	$161,861
Net income, before considering the impairment, attributable to:
General partner	$1,040	$1,207	$3,065	$3,237
Limited partners	$50,961	$59,166	$150,183	$158,624

Reconciliation of GAAP “Basic and diluted net income per unit”

to Non-GAAP “Net income per unit before considering the impairment”

	Quarter Ended		For the Nine Months Ended
	September	September	September	September
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net income (loss) per unit
Net income (loss) per unit as reported	$0.48	$(0.28)	$1.42	$0.66
Adjustment for impairments	$—	$0.84	$—	$0.84
Net income per limited partner unit, before considering the impairment	$0.48	$0.56	$1.42	$1.50
Weighted number of units outstanding	106,028	106,028	106,028	106,028

-end-